UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2006

NEWPAGE CORPORATION

Courthouse Plaza Northeast

Dayton, Ohio 45463

877.855.7243

State of Incorporation: Delaware

Commission File No.: 333-125952

IRS Employer Identification No.: 05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 5, 2006, NewPage Corporation entered into a separation agreement with Peter H. Vogel, Jr., our former president and chief executive officer. Under Mr. Vogel’s separation agreement, subject to his execution and non-revocation of a general release, Mr. Vogel will receive a severance payment equal to $252,500, payment for accrued but unused vacation in 2006 equal to $46,154, a pro rata bonus for the year of termination equal to $66,667, continued welfare benefits for 24 months following the termination date at the same contribution rate that Mr. Vogel paid while employed by us and up to one year of outplacement services. Under a Repurchase Agreement dated April 5, 2006 between Maple Timber Acquisition LLC (our indirect parent) and Mr. Vogel, Maple Timber agreed to repurchase all of Mr. Vogel’s Paper Series Class A Common Percentage Interests and Paper Series Class B Common Percentage Interests for an aggregate of $7 million on May 16, 2006, subject to the satisfaction of certain conditions. Mr. Vogel is subject to non-competition and non-solicitation restrictions for one year following his resignation.

In connection with Mr. Vogel’s separation, we expect to loan $7 million to Maple Timber Acquisition to enable Maple Timber Acquisition to satisfy its repurchase obligations, in lieu of paying a dividend to Maple Timber Acquisition for those purposes.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Separation Letter Agreement by and between NewPage Corporation and Peter H. Vogel dated April 5, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPAGE CORPORATION

Date: April 11, 2006	By:	/s/ Matthew L. Jesch
Matthew L. Jesch
Vice President and
Chief Financial Officer